Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Cary G. Vance, in his capacity as Chief Executive Officer of Hansen Medical, Inc., hereby certifies that, to the best of his knowledge:

(i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 to which this Certification is attached as Exhibit 32.1 (the “Annual Report”) fully complies with the requirements of section 13(a) or 15(d) of the Exchange Act, and

(ii) that the information contained in the Annual Report fairly presents, in all material respects, the financial condition and result of operations of Hansen Medical, Inc.

March 16, 2015

/S/ CARY G. VANCE
President and Chief Executive Officer (Principal Executive Officer)

This certification accompanies the Annual Report on Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Hansen Medical, Inc. under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.